Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics, Inc.’s

Second Quarter 2008 Financial Results

Zevalin® net sales of $15 million in 2008 on target; Potential label expansion could further drive sales

August 18, 2008 Seattle—Cell Therapeutics, Inc. (CTI) (NASDAQ and MTA: CTIC) reported financial results for the quarter ended June 30, 2008. Total revenues for the quarter were $2.9 million compared to $20,000 for the second quarter of 2007 due primarily to sales of Zevalin® (Ibritumomab Tiuxetan), a commercial radiopharmaceutical that CTI acquired in December 2007. Net product sales of Zevalin reached $2.9 million in the second quarter of 2008.

“Given recent sales trends and growing physician interest, as well as recent Congressional action to extend reimbursement rates for Zevalin, we believe we are on track to reach $15 million in annual net sales for Zevalin this year,” said James A. Bianco, M.D., CEO of CTI. “Furthermore, potential expansion of the label for Zevalin based upon data we recently obtained from Bayer Schering Pharma’s First-line Indolent Trial (FIT) could support future sales growth. In addition to our progress with Zevalin, we now have OPAXIO’s Marketing Authorization Application under review in Europe and expect results from our phase III pixantrone trial in the fourth quarter.”

Recent Highlights

•	Entered into agreement with Bayer Schering Pharma for access to phase III Zevalin® FIT data for potential U.S. supplemental Biologics License Application (sBLA) to seek label expansion.

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Scheduled meeting with the U.S. Food and Drug Administration (FDA) in September to discuss the possibility of filing a sBLA for use of Zevalin as consolidation therapy after remission induction in previously untreated patients with follicular non-Hodgkin’s lymphoma based on FIT trial data.

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Legislation was passed by Congress that would continue the 2007 reimbursement methodology for therapeutic radioimmunotherapies for an additional 18 months with a start date of July 1, 2008. Separately, the Centers for Medicare & Medicaid Services proposed to reimburse Zevalin based on the Average Sales Price methodology, which is currently used for drugs and biologicals, in 2009.

•	Completed enrollment for phase II clinical trial of brostallicin as first-line therapy in patients with newly diagnosed advanced or metastatic soft tissue sarcoma

www.CellTherapeutics.com

Page 2 of 4	CTI 2Q08 Financials

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Announced that Craig Philips, most recently Vice President and General Manager of Bayer Healthcare Oncology, assumed day to day role as President of CTI with direct responsibilities for development and commercial operations.

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Repaid balance of approximately $10.7 million for 2008 Convertible Notes leaving Company with no debt maturing before Q3 2010 and established equity line of credit for the sale of up to $12 million of common stock over time.

Total operating expenses increased to $28.7 million for the quarter ended June 30, 2008 compared to $24.3 million for the same period in 2007 mainly as a result of increased expenses related to support expansion of Zevalin sales and marketing efforts and legal expenses. Net loss attributable to common shareholders for the quarter ended June 30, 2008, totaled $59.3 million ($0.52 per share), which included $25.6 million in make-whole interest expense due to the conversion of the 9% and 13.5% convertibles notes into common stock that resulted in a decrease of approximately $39.6 million in debt, compared to $27.9 million ($0.65 per share) for the comparable period in 2007. The decrease in net loss per share is due to an increase in the number of shares outstanding.

The Company had approximately $12.4 million in cash and cash equivalents, securities available-for-sale, and interest receivable as of June 30, 2008. This does not include $26.9 million in restricted cash held in escrow for future make-whole and interest payments on our 9%, 13.5% and 15% convertible notes as well as net cash proceeds of approximately $4.5 million, before fees and expenses, from the issuance in July 2008 of convertible notes and warrants with an additional $4.5 million expected to be received prior to August 25 as agreed to in the July 2008 financing. The Company has also entered into an agreement in July 2008 which makes available an equity line of credit enabling the sale of up to $12 million of common stock over time.

Conference Call Information

On Monday, August 18, 2008, at 8:30 a.m. Eastern/2:30 p.m. Central European/5:30 a.m. Pacific members of Cell Therapeutics, Inc.’s (CTI) (NASDAQ and MTA: CTIC) management team will host a quarterly conference call to discuss the company’s 2008 second quarter achievements and financial results.

Conference Call Numbers

Monday, August 18

8:30 a.m. Eastern/2:30 p.m. Central European/5:30 a.m. Pacific Time

1-800-218-8862 (US Participants)

1-303-262-2191 (International)

Call-back numbers for post-listening available at 11:30 a.m. Eastern:

1-800-405-2236 (US Participants)

1-303-590-3000 (International)

Passcode: 11118609#

www.CellTherapeutics.com

Page 3 of 4	CTI 2Q08 Financials

Live audio webcast at www.celltherapeutics.com will be archived for post listening approximately two hours after call ends.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. Specifically, the risks and uncertainties include statements about future sales of Zevalin ,including the risk that the data from the FIT trial may not prove adequate to support an sBLA for label expansion of that product or that if an sBLA is submitted to the FDA, it may not be approved, statements about reducing net operating expenses in 2008, the closing of an additional financing prior to August 25, 2008, the availability of adequate shares for future financings, and the development of OPAXIO, pixantrone, and brostallicin, which include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general and with OPAXIO, pixantrone, and brostallicin in particular, including, without limitation, the potential failure of these product candidates to prove safe and effective for treatment of non-small cell lung cancer, ovarian cancer, non-Hodgkin’s lymphoma, and sarcoma, determinations by regulatory, patent and administrative governmental authorities, competitive factors, technological developments, costs of developing, producing and selling Zevalin, OPAXIO, pixantrone, and brostallicin, the Company’s ability to continue to raise capital as needed to fund its operations, and the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, 8-K, and 10-Q. Except as may be required by law, CTI does not intend to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

F: 206.272.4434

E: media@ctiseattle.com

www.celltherapeutics.com/media.htm

Investors Contact:

Ed Bell

T: 206.282.7100

Lindsey Jesch

T: 206.272.4347

F: 206.272.4434

E: invest@ctiseattle.com

www.celltherapeutics.com/investors.htm

www.CellTherapeutics.com

Page 4 of 4	CTI 2Q08 Financials

Cell Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except for per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues:
Product sales	$2,870	$—	$6,244	$—
License and contract revenue	20	20	40	40

Total revenues	2,890	20	6,284	40

Operating expenses:
Cost of product sold	767	—	1,657	—
Research and development	15,857	16,516	31,712	31,802
Selling, general and administrative	11,518	7,590	22,692	15,720
Amortization of purchased intangibles	537	212	934	419
Acquired in-process research and development	—	—	36	—

Total operating expenses	28,679	24,318	57,031	47,941

Loss from operations	(25,789)	(24,298)	(50,747)	(47,901)
Other income (expense):
Investment and other income	93	738	353	1,441
Interest expense	(2,395)	(2,098)	(4,380)	(4,019)
Amortization of debt discount and issuance costs	(30,202)	(1,580)	(41,146)	(3,575)
Foreign exchange gain (loss)	76	387	(2,161)	834
Make-whole interest expense	(25,596)	—	(33,377)	(2,310)
Gain on derivative liabilities	31,433	906	43,177	3,614
Loss on exchange of convertible notes	(3,313)	—	(5,608)	—
Write-off of financing arrangement costs	(2,361)	—	(2,361)	—
Settlement expense	—	(17)	—	(160)

Loss before minority interest	(58,054)	(25,962)	(96,250)	(52,076)
Minority interest in net loss of subsidiary	31	—	63	—

Net loss	(58,023)	(25,962)	(96,187)	(52,076)
Preferred stock beneficial conversion feature	(1,067)	(1,789)	(1,067)	(4,383)
Preferred stock dividends	(226)	(150)	(468)	(181)
Deemed dividends on conversion of preferred stock	—	—	(16,198)	—

Net loss attributable to common shareholders	$(59,316)	$(27,901)	$(113,920)	$(56,640)

Basic and diluted net loss per common share	$(0.52)	$(0.65)	$(1.23)	$(1.41)

Shares used in calculation of basic and diluted net loss per common share	114,470	42,713	92,772	40,165

	(amounts in thousands)
Balance Sheet Data:	June 30, 2008	December 31, 2007
	(unaudited)
Cash and cash equivalents, securities available-for-sale and interest receivable	$12,419	$18,392
Restricted cash	26,862	—
Working capital	(3,023)	(30,909)
Total assets	96,818	73,513
Convertible debt	160,997	137,396
Accumulated deficit	(1,223,333)	(1,109,413)
Shareholders’ deficit	(134,205)	(134,125)